Exhibit 32.1

CERTIFICATION OF
CHIEF EXECUTIVE OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350

In connection with this Amended Yearly Report of  Univec, Inc. (the “Company”) on Form 10-KSB for the Year ending December 31, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Dr. David Dalton, Chief Executive Officer of the Company, certifies to the best of his knowledge, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that:

1.	Such Amended Year Report on Form 10-KSB for the year ending December 31, 2005, fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.
The information contained in such Amended Yearly Report on Form 10-KSB for the year ending December 31, 2005, fairly presents, in all material respects, the financial condition and results of operations of Univec, Inc.

UNIVEC, INC.

Date: February 22, 2007	By:	/s/ Dr. David Dalton,
Chief Executive Officer